Media Contact:

Robyn Tice – 617.672.8940

rtice@eatonvance.com

MEDIA STATEMENT CONCERNING EX-EMPLOYEE MATTER

BOSTON, MA - April 24, 2017 – Eaton Vance Corp. (NYSE: EV) confirmed today that an equity options trader and portfolio manager formerly employed by its subsidiary Eaton Vance Management (EVM), Kevin J. Amell, has agreed to plead guilty to charges brought by the United States Attorney for the District of Massachusetts, admitting to defrauding one or more Eaton Vance-sponsored closed-end funds (Funds).  Mr. Amell has agreed to forfeit approximately $2 million for diverting trading profits to an undisclosed personal brokerage account over a period of approximately two years. The U.S. Securities and Exchange Commission also announced fraud charges today against Mr. Amell relating to his illegal activities.

“The misconduct of this former employee in willfully violating his duty of loyalty, firm compliance policies and federal securities laws is deeply regrettable,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer of Eaton Vance Corp. “Since learning of this matter on April 18, 2017, we have initiated a complete investigation and are committed to ensuring that our Funds are fully reimbursed for any harm they have suffered from Mr. Amell’s fraud.”

Eaton Vance is a leading global asset manager whose history dates to 1924. With offices in North America, Europe, Asia and Australia, Eaton Vance and its affiliates managed $380.9 billion in assets as of March 31, 2017, offering individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit eatonvance.com.

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